Exhibit 10.19

LOAN AND SECURITY AGREEMENT

by and between

WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC.

AND

C & F FINANCE COMPANY

i

ii

iii

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is made as of the 1st day of August, 2005 by and among C & F FINANCE COMPANY, a Virginia corporation with its chief executive office at 316 East Grace Street, Richmond, Virginia 23219 (“Borrower Agent”) and such other Persons joined hereto from time to time as borrowers (collectively, the “Borrowers” and each individually is referred to as a “Borrower”), and WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC. (“WFFPC”), an Iowa corporation with its principal office located at 206 Eighth Street, Des Moines, Iowa 50309.

BACKGROUND

Borrowers have requested and WFFPC has agreed to make available to Borrowers a secured revolving credit facility in the initial amount of the Maximum Principal Amount, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. The terms defined in this Section 1.1, whenever used and capitalized in this Amended and Restated Loan and Security Agreement shall, unless the context otherwise requires, have the respective meanings herein specified.

“Advance” means each advance of the Loan made to Borrowers pursuant to Section 2.1 hereof.

“Affiliate” means (i) any Person who or entity which directly or indirectly owns, controls or holds 5.0% or more of the outstanding beneficial interest in a Borrower; (ii) any entity of which 5.0% or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by a Borrower; (iii) any entity which directly or indirectly is under common control with a Borrower; (iv) any officer, director, partner or employee of a Borrower or any Affiliate; or (v) any immediate family member of any Person who is an Affiliate. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Loan and Security Agreement and all exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time.

“Availability Statement” means the certificate in substantially the form of Exhibit B attached hereto and made part hereof to be submitted by Borrowers to WFFPC in accordance with the provisions of Section 2.1 and Section 3.3 hereof.

“Bankruptcy Code” means the United States Bankruptcy Code as now constituted or hereafter amended and any similar statute or law affecting the rights of debtors.

“Base Rate” means for any date of determination the LIBOR Rate for such date.

“Books and Records” means all of Borrowers’ original ledger cards, payment schedules, credit applications, contracts, lien and security instruments, guarantees relating in any way to the Collateral and other books and records or transcribed information of any type, whether expressed in electronic form in tapes, discs, tabulating runs, programs and similar materials now or hereafter in existence relating to the Collateral.

“Borrowers’ Loan Account” has the meaning assigned to that term in Section 2.1 of this Agreement.

“Borrowing Base” means, as of the date of determination and subject to change from time to time as described below, an amount equal to 85% of the aggregate balance of outstanding Eligible Receivables net of unearned interest, fees, commissions, discounts and reserves. Notwithstanding the foregoing, WFFPC may adjust the above rates in the Borrowing Base from time to time and at any time in WFFPC’s reasonable credit judgment, upon three (3) days notice to Borrowers, including, without limitation, to reflect, in WFFPC’s judgment, the experience with Borrowers (including without limitation any increased credit, operational, legal, regulatory, political or reputational risk of Borrowers).

“Business Day” means any day except a Saturday, Sunday or other day on which national banks are authorized by law to close including, without limitation, United States federal government holidays.

“Capital Base” means the sum of Borrowers’ Tangible Net Worth plus Subordinated Debt.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

“Collateral” means

(i)	All of each Borrower’s Receivables, now owned or existing or hereafter arising or acquired;

(ii)	All collateral, security and guaranties now or hereafter in existence for any Receivables;

(iii)	All insurance related to any Receivables, to any collateral or security for any Receivables or to any obligor in respect of any Receivables and all proceeds of such insurance (including, without limitation, all non-filing insurance, credit insurance and credit life insurance related to any Receivables, to any collateral or security for any Receivables, or to any obligor in respect of any Receivables and all proceeds of such insurance);

(iv)	All of each Borrower’s Books and Records related to any Receivables including all computers and computer related equipment, tapes and software;

(v)	All notes, drafts, deposit accounts, acceptances, documents of title, deeds, policies and policies or certificates of insurance (including without limitation credit insurance, credit life insurance, non-filing insurance and title insurance) and securities (domestic and foreign) and letter of credit rights now or hereafter owned by each Borrower or in which a Borrower has or at any time acquires an interest in connection with any Receivables;

(vi)	All of each Borrower’s Accounts, Documents, Instruments, General Intangibles and Chattel Paper as defined in Section 1.2 (b) of this Agreement, now owned or existing or hereafter arising or acquired, and all payment obligations owed to a Borrower, now owned or existing or hereafter arising or acquired; together with all collateral, security and guaranties now or hereafter in existence for any of the foregoing; and

(vii)	All cash and non-cash proceeds of all the foregoing.

“Collections” means payment of principal, interest and fees on Receivables, the cash and non-cash proceeds realized from the enforcement of such Receivables and any security therefor, or the Collateral, proceeds of credit, group life or non-filing insurance, or proceeds of insurance on any real or personal property which is part of the collateral for the Receivables.

“Commitment” means the maximum principal amount which WFFPC has agreed may be loaned to Borrowers, jointly and severally, pursuant to Article 2 hereof, being, on the date hereof, the Maximum Principal Amount.

“Consumer Finance Laws” means all applicable laws and regulations, federal, state and local, relating to the extension of consumer credit, and the creation of a security interest in personal property or a mortgage in real property in connection therewith, as the case may be, and laws with respect to protection of consumers’ interests in connection with such transactions, including without limitation, any usury laws, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, RESPA, the Magnuson-Moss Warranty Act, the Federal Trade Commission’s Rules and Regulations and Regulations B and Z of the Federal Reserve Board, as any of the foregoing may be amended from time to time.

“Consumer Purpose Loans” means loans to one or more individuals the proceeds of which are used to purchase goods, services or merchandise for personal, household or family use.

“Credit Documents” means this Agreement, the Note, the Subordination Agreement(s), the Custodian Agreement(s) and any and all additional documents, instruments, agreements and other writings executed and delivered pursuant to or in connection with this Agreement.

“Custodian Agreement” means that certain Custodian Agreement dated of even date herewith by and among WFFPC, Borrowers, and an individual custodian, substantially in the form of Exhibit C attached hereto and made part hereof, as the same may be amended, modified, restated or extended from time to time.

“Debt” means, as of the date of determination, all outstanding indebtedness (other than deferred loan origination fees of Borrowers) including without limitation (a) all loans made by WFFPC to Borrowers; (b) accounts payable as of the date of determination; (c) income tax liabilities;

(d) mortgages; (e) deposits and debenture instruments; and (f) Subordinated Debt.

“Default” means an event, condition or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“EBITDA Ratio” means Borrowers’ earnings before payments of interest, taxes, depreciation and amortization expense for the twelve month period ending on the date of determination, net of any deficits from the amount required as an allowance for loan losses under Section 6.4(c) hereof and the amount of any accounts to be charged off, that have not been charged off, to the extent there is not an excess reserve, in Section 6.4(e) hereof, as a percent of interest expense during such twelve month period in accordance with GAAP principles pursuant to Section 6.4 of this Agreement.

“Eligible Receivables” means, as of the date of determination, Receivables (net of unearned interest, fees, unearned discounts, reserves and commissions thereon) which are Chattel Paper, which conform to the warranties set forth in Section 4.1 hereof, in which WFFPC has a validly perfected first priority Lien, and which are not any of the following: (i) Receivables for which a payment is 61 or more days past due on a contractual basis; (ii) Receivables subject to litigation, foreclosure, repossession or bankruptcy proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code unless they are contractually current; (iii) Receivables from officers, employees or shareholders of any Borrower or any Affiliate; (iv) Receivables which have been deferred or extended more than twice during any rolling 12 month period; (v) Interest Only Accounts; (vi) Real Estate Related Accounts; (vii) Receivables arising from deficiency balance accounts; (viii) Receivables for which Custodian or WFFPC has not received the corresponding original certificate of title within 120 days from the origination of such Receivable; (ix) Receivables purchased from a dealer to the extent such Receivables exceed an amount equal to 15% of gross Receivables; and (x) Receivables which, in WFFPC’s reasonable credit judgment, do not constitute acceptable collateral.

“Environmental Control Statutes” means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.

“EPA” means the United States Environmental Protection Agency, or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, all amendments thereto, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to refer to any successor sections.

“Event of Default” has the meaning assigned to that term in Article 8 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis, in accordance with the Statement of Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles in the Independent Auditor’s Report” (SAS 69) or superseding pronouncements, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or in such other statements by such other entity as WFFPC may reasonably approve, which are applicable in the circumstances as of the date in question. The requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, or, in the event of a material change in any accounting principle from that observed in any previous period (i) financial reports covering preceding periods during the term of this Agreement are restated to reflect such change and provide a consistent basis for comparison among periods and (ii) the financial covenants set forth in Section 6.4 shall be adjusted as determined by WFFPC to reflect similar performance standards as those measured by the existing covenants using the previously observed accounting principles.

“General Intangibles” has the meaning assigned to that term in Section 1.2(b).

“Hazardous Substance” means any toxic, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance, including without limitation petroleum and items defined in Environmental Control Statutes as “hazardous substances,” “hazardous wastes,” “pollutants” or “contaminants.”

“Intangible Assets” means all assets of any Person which would be classified in accordance with GAAP as intangible assets, including without limitation (a) all franchises, licenses, permits, patents, applications, copyrights, trademarks, trade names, goodwill, experimental or organization expenses and other like intangibles, and (b) unamortized debt discount and expense and unamortized stock discount and expense.

“Interest-Only Accounts” means those Receivables on which collections are applied entirely to interest and expense charges, with no portion thereof being required to reduce the principal balance on the loan prior to the stated maturity of such accounts.

“LIBOR Rate” means the 30-Day London Interbank Offered Rate for any day as found in the Wall Street Journal, Interactive Edition, or any successor edition or publication.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including without limitation any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan” means the aggregate principal amount advanced by WFFPC to Borrowers pursuant to Section 2.1 of this Agreement, together with interest accrued thereon and fees and costs incurred in connection therewith.

“Loan Availability” means the amount available for Advances under this Agreement on any date as determined in accordance with the Availability Statement submitted to WFFPC on such date in accordance with Section 3.3.

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by Borrowers or any of them.

“Maximum Principal Amount” means $85,000,000 from the date hereof through and including the first anniversary of this Agreement; $95,000,000 after the first anniversary of this Agreement through and including the second anniversary of this Agreement; and $100,000,000 thereafter.

“Note” means the promissory note to this Agreement of Borrowers in favor of WFFPC in substantially the form of Exhibit E attached hereto and made part hereof, evidencing the joint and several obligation of Borrowers to repay the Loan, and any and all amendments, renewals, replacements or substitutions therefor.

“Obligations” means each and every draft, liability and obligation of every type and description which Borrowers may now or at any time hereafter owe to WFFPC (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving WFFPC alone or in a transaction involving other creditors of Borrowers, or any of them, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several), and including specifically, but not limited to, all indebtedness of Borrowers arising under this Agreement, the Note, a Letter of Credit or any other loan or credit agreement between or among a Borrower or Borrowers and WFFPC, whether now in effect or hereafter entered into and including, without limitation, all Loans.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means all natural persons, corporations, limited partnerships, general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and federal and state governments and agencies or regulatory authorities and political subdivisions thereof, or any other entity.

“Plan” means any employee benefit plan subject to the provisions of Title IV of ERISA which is maintained in whole or in part for employees of Borrowers or any Affiliate of Borrowers.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Estate Related Accounts” means Receivables arising from loans (a) the proceeds of which are used to purchase or improve real property; or (b) collateralized or secured by an interest in real property; and shall include without limitation home equity accounts.

“Receivables” means all lien, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing loans made, and/or time sale transactions acquired, by a Borrower.

“Reportable Event” has the meaning assigned to that term in Section 4.13 of this Agreement.

“Request for Advance” means the certificate in the form of Exhibit A attached hereto and made part hereof to be delivered by Borrowers to WFFPC as a condition of each Advance pursuant to Section 2.7 hereof.

“Restricted Payments” means payments by Borrowers, or any of them, which constitute (a) redemptions, repurchases, dividends or distributions of any kind with respect to a Borrower’s capital stock or any warrants, rights or options to purchase or otherwise acquire any shares of a Borrower’s capital stock or (b) payments of principal or interest on Subordinated Debt.

“Schedule of Receivables and Assignment” means a schedule in the form of Exhibit F attached hereto and made part hereof to be submitted by Borrowers to WFFPC pursuant to Section 2.1 and Section 3.3 hereof, describing the Receivables assigned and pledged to WFFPC, for the benefit of WFFPC, on the date hereof and thereafter for the period to which such schedule relates and confirming the assignment and pledge of such Receivables.

“Senior Debt” means all indebtedness (including accounts payable) of Borrowers, or any of them, not expressed to be subordinated or junior to any other indebtedness of Borrowers, or any of them.

“Subordinated Debt” means any indebtedness of Borrowers for borrowed money and which shall contain provisions subordinating the payment of such indebtedness and the liens and security interests securing such indebtedness to Senior Debt, in form, substance and extent acceptable to WFFPC, in its sole discretion.

“Subordination Agreement” means, individually, and “Subordination Agreements” means, collectively, the Subordination Agreements substantially in the form of Exhibit G attached hereto and made part hereof, as the same may be amended, modified, restated or extended from time to time.

“Subsidiary” of any entity means any corporation of which such entity directly or indirectly owns or controls at least a majority of the outstanding stock having general voting power. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Tangible Net Worth” means, at any date, the amount of the capital stock liability of Borrowers on a consolidated basis (but excluding the effect of intercompany transactions) plus (or minus in the case of a deficit) its capital surplus and earned surplus minus, to the extent not otherwise excluded (i) the cost of treasury shares; (ii) the amount equal to the value shown on its books of Intangible Assets, including the excess paid for assets acquired over their respective book values on the books of the corporation from which acquired; (iii) investments in and loans to any Subsidiary or Affiliate or to any shareholder, director or employee of Borrowers, any Subsidiary or any Affiliate, and (iv) any deficits from the amount required as an Allowance for Loan Losses under Section 6.4(c) hereof and, to the extent there is not an excess reserve, the amount of any accounts to be charged off, that have not been charged off, in Section 6.4(e) hereof

“Termination Date” means the earlier of (a)                     , 2009, as such date may be extended from time to time in accordance with the provisions of Section 2.4 of this Agreement; or (b) the date on which the Commitment is terminated and the Loan becomes due and payable pursuant to Section 9.1.

“Total Liabilities” means all liabilities of Borrowers, as determined in accordance with GAAP.

“WFFPC” means Wells Fargo Financial Preferred Capital, Inc., an Iowa corporation, and its respective successors and assigns.

Section 1.2 Rules of Construction.

(a) Accounting Term. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement shall be defined in accordance with GAAP.

(b) Uniform Commercial Code. Except as otherwise provided herein, terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the Uniform Commercial Code, including without limitation, “Accounts”, “Documents”, “Instruments”, “General Intangibles”, and “Chattel Paper” shall have the respective meanings given to such terms in the Uniform Commercial Code as in effect in the State of Iowa from time to time.

ARTICLE 2

THE REVOLVING CREDIT FACILITY

Section 2.1 The Loan. Until the Termination Date and subject to the terms and conditions of this Agreement, WFFPC shall, upon the prior application of Borrowers, from time to time, make Advances to Borrowers on or after the date of this Agreement, which Borrowers may repay and reborrow from time to time, in the maximum principal amount at any one time outstanding not to exceed the lesser of the amount of the Commitment or the Borrowing Base in effect as of the date of determination, as follows:

(a) WFFPC shall establish on its books an account in the name of Borrowers (the “Borrowers’ Loan Account”). A debit balance in Borrowers’ Loan Account shall reflect the amount of Borrowers’ indebtedness to WFFPC from time to time by reason of Advances and other appropriate charges (including, without limitation, interest charges) hereunder. At least once each month, WFFPC shall provide to Borrowers a statement of Borrowers’ Loan Account which statement shall be considered correct and accepted by Borrowers and conclusively binding upon Borrowers unless Borrowers notify WFFPC to the contrary within 30 days of WFFPC’s providing such statement to Borrowers.

(b) Borrowers shall prepare a completed Availability Statement as of each month end and forward such statement to WFFPC by the 20th day of the following month.

(c) Each Advance made hereunder shall, in accordance with GAAP, be entered as a debit to Borrowers’ Loan Account, and shall be in a principal amount which, when aggregated with all other Advances then outstanding, shall not exceed the lesser of the then effective Borrowing Base or Commitment.

(d) The Loan shall be due and payable to WFFPC on the Termination Date. Upon the occurrence of an Event of Default, WFFPC shall have rights and remedies available to it under Article 9 of this Agreement.

(e) Lender has the right at any time, and from time to time, in its reasonable credit judgment (but without any obligation) to set aside reasonable reserves against the Borrowing Base in such amounts as it may deem appropriate.

Section 2.2 The Note. The indebtedness of Borrowers to WFFPC hereunder shall be evidenced by a Note executed by Borrowers in favor of WFFPC, which shall be substantially in the form of Exhibit E attached hereto and made part hereof, dated the same date as this Agreement. The principal amount of the Note will be the Maximum Principal Amount; provided, however, that notwithstanding the face amount of the Note, Borrowers’ liability under the Note shall be limited at all times to the actual indebtedness (principal, interest and fees) then outstanding and owing by Borrowers to WFFPC hereunder.

Section 2.3 Method of Payment. Borrowers shall make all payments of principal and interest on the Note in lawful money of the United States of America and in funds immediately available by wire transfer, to WFFPC at its address referred to in Section 10.3 of this Agreement or at such other address as WFFPC otherwise directs. Whenever any payment is due on a day, which is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest shall be paid for such extended time.

Section 2.4 Extension and Adjustment of Termination Date. Upon the mutual agreement of all parties to this agreement, the Termination Date may be extended. Any extension to the Termination Date shall be in writing and executed by the authorized representatives of each party.

Section 2.5 Use of Proceeds. The initial Advance shall be used to refinance and pay all of Borrowers’ indebtedness under a line of credit with Bank of America, N.A. Advances shall be used to finance Borrowers’ portfolios of Consumer Purpose Loans which constitute Eligible Receivables, for other lawful corporate purposes except as limited under this Agreement.

Section 2.6 Interest.

(a) In the absence of an Event of Default or Default hereunder, and prior to maturity, the outstanding balance of the Loan will bear interest at an annual rate at all times equal to the Base Rate plus 180 basis points if the average outstanding principal balance of the Obligations during any calendar month is less than $75,000,000 and the Base Rate plus 175 basis points if the average outstanding principal balance of the Obligations during any calendar month equals or exceeds $75,000,000. Interest shall be payable monthly in arrears on the first day of each month commencing on the first such date after the first Advance under the Loan and continuing until the Commitment is terminated and Obligations are indefeasibly paid in full. Interest as provided hereunder will be calculated on the basis of a 360 day year and the actual number of days elapsed. The rate of interest provided for hereunder is subject to increase or decrease when and as the Base Rate increases or decreases in an amount corresponding to the change in the Base Rate. Any such change in interest rate hereunder shall take effect the first day of the month following a change in the Base Rate.

(b) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default or Default hereunder, including after maturity and before and after judgment, Borrowers hereby agree to pay to WFFPC interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest with respect thereto, at the rate of 2.50% per annum above the rate otherwise applicable to the Loan.

Section 2.7 Advances.

(a) Borrower Agent shall notify WFFPC in writing not later than 1:00 p.m., Philadelphia, time, on the date of each requested Advance under the Commitment, specifying the date, amount and purpose of the Advance. Such notice shall be in the form of the Request for Advance attached hereto and made part hereof as Exhibit A, shall be certified by the President or Treasurer (or such other authorized Person as Borrower Agent directs from time to time) of Borrower Agent and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of the date of the requested Advance:

(i) the aggregate amount of the requested Advance, which shall be in multiples of $5,000 but not less than the lesser of $5,000 or the unborrowed balance of the Commitment;

(ii) confirmation of Borrowers’ compliance with Sections 2.1(c), 6.4 and 7.1 through 7.12 both immediately prior to and after making such Advance; and

(iii) statements that the representations and warranties set forth in Article 4 are true and correct as of the date of the Advance; no Event of Default or Default has occurred and is then continuing; and that there has been no material adverse change in Borrowers’ financial condition, operations or business since the date of the monthly and audited annual financial statements most recently delivered by Borrowers to WFFPC pursuant to Sections 5.1(l) or 6.2 of this Agreement.

(b) Subject to the satisfaction of the conditions set forth in Section 2.7(a) and 5.2, and the other terms of this Agreement, WFFPC shall make the requested Advance available to Borrowers by wiring such amount to an account designated by Borrower Agent and in Borrowers’ name, or as otherwise instructed by Borrower Agent, not later than 5:00 p.m., Des Moines, Iowa, time on the day of the requested Advance.

(c) Each request for an Advance pursuant to this Section 2.7 shall be irrevocable and binding on Borrowers.

Section 2.8 Prepayment.

(a) Optional Prepayments. Borrowers may prepay the Loan from time to time, in full or in part not to exceed $5,000,000 without notice, and, in part, in excess of $5,000,000 upon 7 Business Day’s prior notice to WFFPC without premium or penalty, provided that (i) in the event Borrowers repay the Loan in full prior to the first anniversary of this Agreement, Borrowers shall pay a sum equal to 1.0% of the Commitment as a prepayment fee; (ii) in the event Borrowers repay the Loan in full after the first anniversary of the date of this Agreement and prior to the second anniversary of the date of this Agreement, Borrowers shall pay a sum equal to 0.5% of the Commitment as a prepayment fee; (iii) if the Loan is prepaid in full at any time after the second anniversary of the date of this Agreement and prior to the third anniversary of the date of this Agreement, Borrowers shall pay a sum equal to 0.25% of the Commitment as a prepayment fee; (iv) prepayments shall be in a minimum amount of $10,000 and $10,000 increments in excess thereof; and (v) partial prepayments prior to the Termination Date shall not reduce WFFPC’s Commitment under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances. Each Borrower acknowledges that the above described fee is an estimate of WFFPC’s damages in the event of early termination and is not a penalty. In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and WFFPC shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to WFFPC, in full, in immediately available funds, together with the applicable termination fee, if any.

(b) Mandatory Prepayments. In the event that amounts outstanding hereunder at any time exceed the Borrowing Base (whether established by an Availability Statement or otherwise) Borrowers shall pay to WFFPC immediately and without demand or notice of any kind required, the amount by which Borrowers’ indebtedness hereunder exceeds the Borrowing Base then applicable, together with all accrued interest on the amount so paid and any fees and costs incurred in connection therewith.

Section 2.9 Fees. Borrowers shall pay to WFFPC, at WFFPC’s offices, the following:

(a) Administrative Fee. A non-refundable administrative fee of $2,000 shall be due and payable monthly in arrears on the first day of each month commencing on the first such date after the funding of this Agreement and continuing until the Commitment is terminated and the Obligations are indefeasibly paid in full, in which event a monthly installment of the administrative fee shall be paid on the date of such termination.

ARTICLE 3

SECURITY

Section 3.1 Security Interest. To secure the payment and performance of the Obligations, each Borrower hereby grants to WFFPC a continuing general Lien on and a continuing security interest in all of the Collateral, wherever located, whether now owned or hereafter acquired, existing or created, together with all replacements and substitutions therefor, and the cash and non-cash proceeds thereof. The Liens and security interests of WFFPC in the Collateral shall be first and prior perfected Liens and security interests and may be retained by WFFPC until all of the Obligations have been indefeasibly satisfied in full and the Commitment has expired or otherwise has been terminated.

Section 3.2 Financing Statements. WFFPC is hereby authorized by each Borrower to file any financing statements covering the Collateral or an amendment that adds collateral covered by the financing statement or an amendment that adds a debtor to a financing statement, in each case whether or not a Borrower’s signature appears thereon. Borrowers agree to comply with the requirements of all state and federal laws and requests of WFFPC in order for WFFPC to have and maintain a valid and perfected first security interest in the Collateral.

Section 3.3 Documents to be Delivered to WFFPC. Concurrently with the execution and delivery of this Agreement and, thereafter, by the 20th day of each month for the prior month and at any other time as WFFPC may require, Borrowers shall deliver to WFFPC (for each Borrower and on consolidated basis) an Availability Statement (together with all supporting schedules), a Schedule of Receivables and Assignment, an aging of Receivables, books and records consisting of data tape information and such other documentation as WFFPC may require; however, the security interest of WFFPC in the Collateral shall attach immediately upon the creation or acquisition thereof by Borrowers, regardless of whether the same be then or thereafter delivered to WFFPC. All Receivables of Borrowers shall be stamped and assigned to WFFPC as follows to evidence the assignment to WFFPC:

The within instrument or agreement is pledged as collateral to Wells Fargo Financial Preferred Capital, Inc., its successors and assigns.

Borrowers shall: (a) deliver to the custodian under the Custodian Agreement, as the bailee and designee of WFFPC, or, upon the request of WFFPC, to WFFPC, the Collateral and all Documents, General Intangibles and Instruments relating to Collateral and, upon request of WFFPC, deliver to WFFPC or its designee any other property in which Borrowers have granted WFFPC a security interest hereunder, including, but not limited to, all of Borrowers’ Books and Records including all computers, computer related equipment, tapes and software; and (b) execute and deliver to WFFPC, for the benefit of WFFPC, such assignments, mortgages, financing statements, amendments thereto and continuation statements thereof, in form satisfactory to WFFPC, and such additional agreements, documents or instruments as WFFPC may, from time to time, require to evidence, perfect and continue to perfect WFFPC’s liens and security interests granted hereunder. For purposes of this Article 3, the parties hereto agree that, until WFFPC shall otherwise direct or designate, the custodian(s) under the Custodian Agreement or Agreements as from time to time in effect, shall be deemed to be the designee of WFFPC and WFFPC shall have the right, at any time and from time to time, to direct or redirect the delivery of all or any of the foregoing items to any other designee. WFFPC may in its sole discretion record or file any such document, instrument or agreement, including, without limitation, this Agreement, as it may from time to time deem desirable.

Section 3.4 Collections. Notwithstanding the assignment (but not in any way to be deemed or construed to impair or affect the security interest granted hereunder) of the Receivables by Borrowers to WFFPC, until the occurrence of a Default or an Event of Default, Borrowers may service, manage, enforce and receive Collections on Receivables for the account of WFFPC. Borrowers shall have no power to make any unusual allowance or credit to any obligor without WFFPC’s prior written consent.

Upon notice by WFFPC at any time following the occurrence of an Event of Default or Default, WFFPC may require Borrowers to endorse and deposit all Collections within one Business Day of receipt thereof and in the original form received (except for the endorsement of Borrowers, if necessary, to enable the collection of instruments for the payment of money, which endorsements Borrowers hereby agree to make) in such account maintained with such depository as WFFPC may from time to time specify, such account to limit withdrawals by Borrowers therefrom only to the order of WFFPC, but to permit withdrawals by WFFPC therefrom without the co-signature of a Borrower. WFFPC may also require Borrowers to enter into an appropriate lock box agreement with WFFPC or another financial institution acceptable to WFFPC, in form and content acceptable to WFFPC, with respect to opening and maintaining a lock box arrangement for the Collections. Such lock box agreements shall be irrevocable so long as Borrowers are indebted to WFFPC under this Agreement and this Agreement remains in effect.

Section 3.5 Additional Rights of WFFPC; Power of Attorney.

(a) In addition to all the rights granted to WFFPC hereunder, WFFPC shall have the right, at any time following the occurrence and during the continuance of a Default or an Event of Default, to notify the obligors and account debtors of all Collateral to make payment thereon directly to WFFPC, and to take control of the cash and non-cash proceeds of such Collateral; provided, however, that once such notification is given to such obligors, it shall not be vitiated by a subsequent cure of such default without the prior written consent of WFFPC. When Collections received by WFFPC have been converted into cash form, WFFPC shall forthwith apply the same first in discharge of all expenses, fees, costs and charges including attorneys’ fees and costs of Collections; second to pay all interest accrued under the Note and this Agreement; third to pay principal due under the Note and this Agreement; and then to pay any other sums due to WFFPC under the terms of this Agreement.

(b) Each Borrower irrevocably appoints WFFPC its true and lawful attorney, with power of substitution, to act in the name of such Borrower or in the name of WFFPC or otherwise, for the use and benefit of WFFPC, but at the cost and expense of Borrowers, without notice to Borrowers to do each of the following after the occurrence of an Event of Default or Default: to demand, collect, receipt for and give renewals, extensions, discharges and releases of any Receivables; to institute and to prosecute legal and equitable proceedings to realize upon any Receivables; to settle, compromise, or adjust claims; to take possession and control in any manner and in any place of any cash or non-cash items of payment or proceeds thereof; to endorse the name of such Borrower upon any notes, checks, drafts, money orders, or other evidences of payment of Receivables; to sign such Borrower’s name on any instruments or documents relating to any of the Collateral or on drafts against account debtors; to do all other acts and things necessary, in WFFPC’s sole judgment, to effect collection of the Receivables or protect its security interest in the Collateral; and generally to sell in whole or in part for cash, credit or property to others or to itself at any public or private sale, assign, make any agreement with respect to or otherwise deal with the Receivables as fully and completely as though WFFPC were the absolute owner thereof for all purposes, except to the extent limited by any applicable laws and subject to any requirement of notice to Borrowers or other Persons under applicable laws.

(c) Each Borrower hereby agrees to indemnify and hold WFFPC harmless from and against any and all expenses, costs, liabilities or damages (including reasonable attorneys fees) sustained by WFFPC by reason of any misrepresentation, breach of warranty or breach of covenant by Borrowers whether caused by Borrowers or any obligor, or whether caused by any other Person if Borrowers knew of or reasonably should have known that facts, circumstances or information on which Borrowers relied were false, incorrect or incomplete in any material respect, and also all court costs and all other expenses WFFPC incurs in enforcing or attempting to enforce payment of the Loan or any Receivables, in supervising the records and proper management and disposition of the Collection of Receivables or in prosecuting or defending any of WFFPC’s rights under this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants and shall continue to represent and warrant to WFFPC until the Obligations hereunder have been indefeasibly satisfied in full and the Commitment has expired or otherwise has been terminated as follows:

Section 4.1 Representations and Warranties as to Receivables.

(a) As to the Receivables generally:

(i) Each Borrower or, where a Borrower was not the original lender, to the best of such Borrower’s knowledge, the original lender or seller had full power and authority to make the loans (or other extensions of credit) evidenced by the Receivables and all such Receivables and all Books and Records related thereto are genuine, based on enforceable contracts and are in all respects what they purport to be;

(ii) All Receivables have been duly authorized, executed, delivered by the parties whose names appear thereon and are valid and enforceable in accordance with their terms; constitute Chattel Paper; any chattels described in any Receivable are and will be accurately described and are and will be in the possession of the parties granting the security interest therein; and (A) any applicable filing, recording or lien notation law with respect to any collateral securing a Receivable will have been complied with to the extent such filing or recording is necessary under applicable law to create or perfect such Borrower’s security interest in such collateral consistent with its present policy; or (B) a Borrower shall have procured non-filing insurance from a reputable insurer in an amount not less than the value of the collateral securing such Receivables;

(iii) The form and content of all Receivables and the security related thereto and the transactions from which they arose comply in all material respects (and in any event in all respects necessary to maintain and ensure the validity and enforceability of the Receivables) with any and all applicable laws, rules and regulations, including without limitation, the Consumer Finance Laws;

(iv) The original amount and unpaid balance of each Receivable on Borrowers’ Books and Records and on any statement or schedule delivered to WFFPC, including without limitation the Schedule of Receivables, is and will be the true and correct amount actually owing to a Borrower as of the date each Receivable is pledged to WFFPC, is not subject to any claim of reduction, counterclaim, set-off, recoupment or any other claim, allowance or adjustment; and no Borrower has any knowledge of any fact which would impair the validity or collectibility of any Receivables;

(v) All security agreements, title retention instruments, mortgages and other documents and instruments which are security for Receivables contain a correct and sufficient description of the real or personal property covered thereby, and, subject to the rights of WFFPC hereunder and the interests of Borrowers as holder of such security agreements, title retention instruments or mortgages or other documents or instruments, are or create first and prior perfected security interests and Liens;

(vi) Borrowers have made an adequate credit investigation of the obligor of each Receivable and have determined that his or her credit is satisfactory and meets the standards generally observed by prudent finance companies and is in conformity in all material respects with Borrowers’ policies and standards; and

(vii) A Borrower has good and valid indefeasible title to the Receivables, free and clear of all prior assignments, claims, liens, encumbrances and security interests, and has the right to pledge and grant WFFPC a first priority security interest in the same, in the manner provided in this Agreement.

Section 4.2 Organization and Good Standing. Each Borrower is duly organized and validly existing in good standing under the laws of the state identified on Exhibit H attached hereto and made part hereof and has the power and authority to engage in the business it conducts and is qualified and in good standing in those states wherein the nature of business or property owned by it requires such qualification, is not required to be qualified in any other state; or if not so qualified, no adverse effect would result therefrom. The organizational number assigned to each Borrower by the state of its organization is set forth on Exhibit H attached hereto and made part hereof.

Section 4.3 Perfection of Security Interest. Upon filing of financing statements in all places as, in the opinion of counsel for Borrowers, are necessary to perfect the security interests granted in Article 3 of this Agreement, describing the Collateral and disclosing each Borrower as “Debtor” and WFFPC as “Secured Party,” and stamping the legend required under Section 3.3 of this Agreement on such Collateral, WFFPC will have a first perfected security interest in the Collateral superior in right of interest to purchasers from, or creditors or receivers or a trustee in bankruptcy of, Borrowers.

Section 4.4 No Violations. The making and performance of the Credit Documents do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of any Borrower, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which a Borrower is a party or by which a Borrower or its property is bound and no failure of it to comply with any suit, law, rule, regulation, judgment, order, writ, decree, determination or award would have an adverse effect.

Section 4.5 Power and Authority.

(a) Each Borrower has full power and authority under the law of the state of its organization and under its organizational documents to enter into, execute and deliver and perform the Credit Documents; to borrow monies hereunder, to incur the obligations herein provided for and to pledge and grant to WFFPC a security interest in the Collateral; and

(b) All actions (corporate or otherwise) necessary or appropriate for each Borrower’s execution, delivery and performance of the Credit Documents have been taken.

Section 4.6 Validity of Agreements. Each of the Credit Documents is, or when delivered to WFFPC will be, duly executed and constitute valid and legally binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms.

Section 4.7 Litigation. There is no order, notice, claim, action, suit, litigation, proceeding or investigation pending or, threatened against or affecting any Borrower, whether or not fully covered by insurance, except as identified and described on Exhibit H attached hereto and made part hereof.

Section 4.8 Compliance. Each Borrower is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including all Consumer Finance Laws and those administered by the Local Authorities), material to the conduct of its business and operations; each Borrower possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and, except as may be described on Exhibit H attached hereto and made part hereof, the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon, and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with such Borrower’s execution and performance of the Credit Documents.

Section 4.9 Accuracy of Information; Full Disclosure.

(a) All financial statements, including any related schedules and notes appended thereto, delivered and to be delivered to WFFPC pursuant to this Agreement have been or will be prepared in accordance with GAAP and do and will fairly present the financial condition of each Borrower and its consolidated Subsidiaries, if any, on the dates thereof and results of operations for the periods covered thereby and discloses all liabilities (including contingent liabilities) of any kind of such Borrower.

(b) Since the date of the most recent financial statements furnished to WFFPC, there has not been any adverse change in the financial condition, business or operations of any Borrower.

(c) All financial statements and other statements, documents and information furnished by Borrowers, or any of them, to WFFPC in connection with this Agreement and the Note and the transactions contemplated hereunder do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Each Borrower has disclosed to WFFPC in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of such Borrower, or such Borrower’s ability to perform its obligations under this Agreement and the Note.

Section 4.10 Taxes. Each Borrower has filed and will file all tax returns which are required to be filed and has paid or will pay when due all taxes, license and other fees with respect to the Collateral and the business of such Borrower except taxes contested in good faith for which adequate reserves have been established by such Borrower on its Books and Records.

Section 4.11 Indebtedness. No Borrower has presently outstanding indebtedness or obligations including contingent obligations and obligations under leases of property from others, except the indebtedness and obligations described in Exhibit H attached hereto and made part hereof and in Borrowers’ financial statements which have been furnished to WFFPC from time to time pursuant to Section 6.2 of this Agreement.

Section 4.12 Investments. No Borrower has direct or indirect Subsidiaries or Affiliates, or investments in or loans to any other individuals or business entities (other than Consumer Purpose Loans), except as described in Exhibit H attached hereto and made part hereof.

Section 4.13 ERISA. Each Borrower and any Subsidiary, and each member of the controlled group of corporations (as such term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended) of which such Borrower is a member, is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder. No reportable event, as such term (hereinafter called a “Reportable Event’) is defined in Title IV of ERISA, has occurred with respect to, nor has there been terminated, any Plan maintained for employees of any Borrower or any Subsidiary or any member of the controlled group of corporations of which a Borrower is a member.

Section 4.14 Hazardous Wastes, Substances and Petroleum Products.

(a) Each Borrower (i) has received all permits and filed all notifications necessary to carry on its respective business; and (ii) is in compliance in all respects with all Environmental Control Statutes.

(b) No Borrower has given any written or oral notice to the Environmental Protection Agency (“EPA”) or any state or local agency with regard to any actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products or properties owned or leased by such Borrower or in connection with the conduct of its business and operations.

(c) No Borrower has received notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

Section 4.15 Solvency. Each Borrower is, and after receipt and application of the first Advance will be, solvent such that (a) the fair value of its assets (including without limitation the fair salable value of such Borrower’s Intangible Assets) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (b) the present fair salable value of its assets (including without limitation the fair salable value of its Intangible Assets) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (c) it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. No Borrower intends to, or believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged. For purposes of this Section 4.15, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability.

Section 4.16 Business Location. Each Borrower’s address set forth on Exhibit I attached hereto and made part hereof is the location of such Borrower’s principal place of business and such address, together with the addresses set forth on Exhibit I attached hereto and made part hereof, is the only location where such Borrower keeps its records concerning the Collateral. The location of all other places of business of each Borrower and the names in which each Borrower conducts business at each such location are set forth in Exhibit I attached hereto and made part hereof.

Section 4.17 Capital Stock. All of the issued and outstanding capital stock or other ownership interest of each Borrower is owned as described on Exhibit H attached hereto and made part hereof, and all such ownership interests are fully paid and non-assessable.

Section 4.18 No Extension of Credit for Securities. No Borrower is, nor will it be, engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulations G, U and X of the Board of Governors of the Federal Reserve System) or other securities, and no part of the proceeds of the Loan hereunder has been or will be applied for the purpose of purchasing or carrying or trading in any such stock or securities or of refinancing any credit previously extended, or of extending credit to others, for the purpose of purchasing or carrying any such margin stock, margin securities or other securities in contravention of such Regulations.

ARTICLE 5

CONDITIONS TO LOAN

Section 5.1 Documents to be Delivered to WFFPC Prior to First Advance. Prior to the effectiveness of this Agreement, Borrowers shall deliver or caused to be delivered to WFFPC (all documents to be in form and substance satisfactory to WFFPC in its sole and absolute discretion):

(a) Credit Documents. This Agreement, the Note and all other Credit Documents duly and properly executed by the parties thereto;

(b) Searches. Uniform Commercial Code, tax, judgment, PBGC and EPA searches against each Borrower in those offices and jurisdictions as WFFPC shall reasonably request which shall show that no financing statement, liens, or assignments or other filings have been filed or remain in effect against each Borrower or any Collateral except for those Liens, financing statements, assignments or other filings with respect to which the secured party or existing lender (i) has delivered to WFFPC Uniform Commercial Code termination statements or other documentation evidencing the termination of its Liens and security interests in Collateral, (ii) has agreed in writing to release or terminate its Lien and security interest in Collateral upon receipt of proceeds of the Advances or (iii) has delivered a Subordination Agreement to WFFPC with respect to its Lien and security interest in the Collateral, all in a form and substance satisfactory to WFFPC in its sole discretion.

(c) Organizational Documents. A copy of each Borrower’s (i) organization documents, certified as of a recent date by such Borrower’s corporate secretary (or other appropriate officer), and (ii) bylaws, partnership agreement or operation agreement, as applicable, certified as of a recent date by such Borrower’s corporate secretary (or other appropriate officer); together with certificates of good standing existence or fact in such Borrower’s state of organization and in each jurisdiction in which such Borrower is qualified to do business, each dated within 30 days from the date of this Agreement;

(d) Authorization Documents. A certified copy of resolutions of each Borrower’s board of directors, members or partners, as applicable, authorizing the execution, delivery and performance of the Note, this Agreement and all other Credit Documents, the pledge of the Collateral to WFFPC as security for the Loan made hereunder and the borrowing evidenced by the Note and designating the appropriate officers to execute and deliver the Credit Documents;

(e) Incumbency Certificates. A certificate of each Borrower’s corporate secretary (or other appropriate officer) as to the incumbency and signatures of officers of such Borrower signing this Agreement, the Note and other Credit Documents;

(f) Opinion of Counsel. WFFPC shall have received a written opinion of Borrowers’ counsel addressed to WFFPC in form and substance satisfactory to WFFPC in its sole discretion;

(g) Officer’s Certificate. A certificate, dated the date of this Agreement, signed by the President or other authorized officer of each Borrower, to the effect that (i) all representations and warranties set forth in this Agreement are true and correct as of the date hereof in all material respects and (ii) no Default or Event of Default hereunder has occurred, each Borrower’s corporate seal being affixed to such certificate and each Borrower’s corporate secretary attesting thereto;

(h) Financing Statements and Collateral Documents. The financing statements, amendments thereto, and other documents required by Sections 3.2 and 3.3; and the Custodian Agreement(s) referenced in Section 3.3.

(i) Subordination Documents. The Subordination Agreement(s) duly executed by each holder of Subordinated Debt, together with copies of the documents, instruments and writings evidencing such Subordinated Debt;

(j) Due Diligence. Completion of WFFPC’s due diligence, including a collateral audit, with results satisfactory to WFFPC;

(k) Financial Information. A copy of each of the reports required pursuant to Section 6.2 of this Agreement for the period most recently ended prior to the date hereof;

(l) Availability Statement. A completed Availability Statement required under Section 2.1(b) of this Agreement;

(m) Request for Advance. A completed Request for Advance required under Section 2.7(a) of this Agreement;

(n) Insurance. Evidence of insurance issued by a reputable carrier with respect to each Borrower’s fire, casualty, liability, and other insurance covering its Property, and any key owner/operator insurance.

(o) Other Documents. Such additional documents as WFFPC reasonably may request.

Section 5.2 Conditions to all Advances. The obligation of WFFPC to make each subsequent Advance hereunder pursuant to Section 2.1 is conditioned upon (a) Borrowers’ satisfaction of each of the conditions specified in Sections 2.1, 3.2, 3.3 and 5.1, (b) the continuing accuracy of the representations and warranties made by Borrowers under this Agreement, (c) the absence, after giving effect to such Advance and the receipt of the proceeds thereof and the retirement of any indebtedness then being retired out of the proceeds of such Advance, of any Default or Event of Default; and (d) Borrowers’ continued compliance with the requirements of Section 6.3 (with respect to audit of Collateral).

ARTICLE 6

AFFIRMATIVE COVENANTS

In addition to the covenants contained in Article 3 and 4 of this Agreement relating to the Collateral, until all Obligations have been indefeasibly satisfied in full and the Commitment has expired or otherwise has been terminated, each Borrower covenants and agrees as follows:

Section 6.1 Place of Business and Books and Records. Each Borrower will promptly advise WFFPC in writing of (a) the establishment of any new places of business by such Borrower and of the discontinuance of any existing places of business of such Borrower; (b) the creation of any new Subsidiaries or Affiliates and (c) the acquisition and or use of any trade name or trade style.

Section 6.2 Reporting Requirements. Borrowers will deliver to WFFPC:

(a) within 20 days after the end of each month, company prepared consolidated and consolidating financial statements of Borrowers’ business for such previous month, consisting of a balance sheet, income statement, and consolidating schedules as of the end of such month, all in reasonable detail, prepared in accordance with GAAP consistently applied, subject to year-end adjustments;

(b) within 120 days after the close of each fiscal year, commencing with the fiscal year ending December 31, 2005, consolidated and consolidating financial statements of Borrowers and their consolidated Subsidiaries for the fiscal year then ended consisting of a balance sheet, income statement and statement of cash flow of Borrowers and their consolidated Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be audited and certified without qualification by an independent certified public accountant selected by Borrowers and acceptable to WFFPC and accompanied by the unqualified opinion of such accountant; and cause WFFPC to be furnished at the time of completion thereof, a copy of any management letter for Borrowers and their consolidated Subsidiaries prepared by such certified public accounting firm.

(c) the documents required to be furnished pursuant to Section 3.3 of this Agreement;

(d) within 20 days after the end of each month, for the month then ending, reports in form and substance satisfactory to WFFPC, as required pursuant to Section 3.3, setting forth an aging of Receivables, Schedule of Receivables and Assignment, an Availability Statement, covenant compliance certificate, books and records consisting of data tape information and also such other documentation and information promptly after request therefor by WFFPC

(e) copies of C&F Financial Corporation’s income tax returns, including any schedules attached thereto, filed with the Internal Revenue Service promptly after the filing thereof with the Internal Revenue Service, which shall include Borrowers’ income tax information on a consolidated basis; and

(f) Within 120 days after the date of each fiscal year, an annual certificate signed by an executive officer of Borrower in the form of Exhibit J attached hereto.

Section 6.3 Books and Records. Borrowers will keep accurate and complete Books and Records concerning the Collateral and all transactions with respect thereto consistent with sound business practices (including, without limitation, accurately account for insurance commissions) and will comply with WFFPC’s reasonable requirements, from time to time in effect, including those concerning the submission of reports on all items of Collateral including those which are deemed to be delinquent. The form of delinquency reports, the frequency with which such reports shall be submitted to WFFPC (which in any case shall be no less frequently than monthly) and the standards for determining which Collateral transactions are deemed delinquent for this purpose, shall at all times be satisfactory to WFFPC. WFFPC shall have the right at any time and from time to time during regular business hours, at Borrowers’ expense, to inspect, audit, and copy the Books and Records of Borrowers and inspect and audit any Collateral. Notwithstanding the foregoing, prior to the occurrence of an Event of Default or Default, the administrative fee paid by Borrowers pursuant to Section 2.9(a) shall cover such costs and expenses.

Section 6.4 Financial Covenants. At all times Borrowers shall maintain the following financial covenants (based on consolidated financial statements of Borrowers and their consolidated Subsidiaries unless otherwise indicated):

(a) EBITDA Ratio. As of the end of each calendar month, an EBITDA Ratio of not less than 1.25 to 1.0.

(b) Asset Quality. The aggregate amount of Receivables 61 days or more past due on a contractual basis shall not at any time exceed 6.25% of gross Receivables.

(c) Allowance for Loan Losses. At all times the aggregate value of its Allowance for Loan Losses, as calculated in accordance with GAAP, in an amount not less than the greater of (a) 5.0% of the total net outstanding Receivables or (b) net outstanding Receivables multiplied by the rolling twelve month ratio of net charge-offs to average net Receivables outstanding during such twelve month period or (c) an amount pursuant to the recommendation of the independent certified public accountant auditing Borrowers’ financial statements.

(d) Senior Debt to Capital Base. At all times a ratio of Senior Debt to Capital Base of not more than 4.0 to 1.0.

(e) Charge-off Policy. Receivables must be charged off (on a monthly basis) with respect to which no payment due and owing thereunder hereunder has been made for a period that is equal to or greater than 180 days, as determined on a contractual basis.

Section 6.5 Compliance With Applicable Law.

(a) All Receivables shall comply in all material respects with all applicable federal, state and local laws, rules, regulations, proclamations, statutes, orders and interpretations at the time when WFFPC obtains any interest therein pursuant to this Agreement.

(b) Each Borrower shall comply in all respects with all local, state and federal laws and regulations applicable to its business including without limitation the Consumer Finance Laws,

Environmental Control Statutes, and all laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by Borrowers; and notify WFFPC immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises or licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises or grants of authority.

(c) With respect to the Environmental Control Statutes, Borrowers shall notify WFFPC when, in connection with the conduct of Borrowers’ business or operations, any Person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Borrower or any Subsidiary with regard to an actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products; and notify WFFPC immediately (and in detail) upon the receipt by any Borrower of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with or perform, breach, violation or default under any such statutes or regulations or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation or default.

Section 6.6 Notice of Default. Borrowers will promptly notify WFFPC of the occurrence of any Default or Event of Default hereunder or under the Note or of any fact, condition or event which, with the giving of notice, passage of time, or both, would become a Default or an Event of Default.

Section 6.7 Corporate Existence, Properties. Borrowers will (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to it; (b) maintain, preserve and protect all franchises, licenses and trade names and preserve all the remainder of its property used or useful in the conduct of its business; and (c) maintain in effect insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as shall be consistent with prudent business practices in the industry and furnish to WFFPC from time to time, upon their request therefor, evidence of same.

Section 6.8 Payment of Indebtedness; Taxes. Borrowers will (a) pay all of their indebtedness and obligations promptly and in accordance with normal terms; and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrowers shall not be required to pay and discharge or to cause to be paid and discharged any such indebtedness, tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrowers shall have set aside on their books adequate reserves (as may be required in accordance with GAAP) with respect to any such indebtedness, tax, assessment, charge, levy or claim, so contested.

Section 6.9 Notice Regarding Any Plan. Borrowers shall furnish to WFFPC:

(a) as soon as possible, and in any event within 10 days after any senior officer of Borrowers knows or has reason to know that any Reportable Event has occurred with respect to any Plan maintained in whole or in part for the employees of a Borrower or any of their Subsidiaries, a statement of the President, Treasurer or other authorized officer of Borrowers setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation; and

(b) promptly after receipt thereof, a copy of any notice which a Borrower may receive from the Pension Benefit Guaranty Corporation relating to the intention of a Borrower to terminate any Plan maintained in whole or in part for the benefit of employees of any Borrower or any of their Subsidiaries or to appoint a trustee to administer any such Plan.

Section 6.10 Other Information. From time to time upon request of WFFPC, Borrowers will furnish to WFFPC such additional information and reports regarding the Collateral and the operations, businesses, affairs, prospects and financial condition of Borrowers and their Subsidiaries as WFFPC may request.

Section 6.11 Litigation. Borrowers will promptly notify WFFPC of any litigation or action instituted or, to Borrowers’ knowledge, threatened against any Borrower or any of their Subsidiaries and of the entry of any judgment or lien against any property of Borrower in an amount of $25,000 or more as to any separate action, litigation, judgment or lien instituted, threatened or entered or in an aggregate amount of $75,000 or more as to all actions, litigation, judgment, or liens instituted, threatened or entered.

Section 6.12 Business Location, Legal Name and State of Organization. Borrowers shall notify WFFPC: (a) at least 30 days prior to: (i) any proposed change in a Borrower’s principal place of business, a Borrower’s legal name or a Borrower’s state of organization; (ii) any additional places of business of any Borrower or any Subsidiaries; (iii) the change in the names in which a Borrower or any Subsidiary conducts business at each such location; and (iv) the change of a Borrower’s jurisdiction of organization; and (b) at least one Business Day prior to any proposed change in or additional custodians under any Custodian Agreement (which change in or additional custodian shall be acceptable to WFFPC in its sole discretion). Upon request of WFFPC, Borrowers will execute and deliver such additional Custodian Agreement(s) or amendments thereto and such other additional documents, instruments and writings, and take such other action as WFFPC shall request to obtain, maintain or continue its perfected and first priority Lien on and security interest in the Collateral.

Section 6.13 Operations. Borrowers shall maintain satisfactory credit underwriting and operating standards, including, with respect to each obligor of each Receivable, the completion of an adequate investigation of such obligor and a determination that the credit history and anticipated performance of such obligor is and will be satisfactory and meets the standards generally observed by prudent finance companies.

Section 6.14 Further Assurances. Borrowers shall from time to time execute and deliver to WFFPC such other documents and shall take such other action as may be requested by WFFPC in order to implement or effectuate the provisions of, or more fully perfect the rights granted or intended to be granted by Borrowers to WFFPC pursuant to the terms of this Agreement, the Note or any other Credit Documents.

ARTICLE 7

NEGATIVE COVENANTS

Each Borrower covenants and agrees with WFFPC that until all Obligations have been indefeasibly satisfied in full and the Commitment has expired or otherwise has been terminated, no Borrower will do any of the following without the prior written consent of WFFPC:

Section 7.1 Payments to and Transactions with Affiliates. (a) Make any loan, advance, extension of credit or payment to any Affiliate, officer, employee, member, manager, shareholder or director of any Borrower or any Affiliate or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease or exchange of property, or the rendering or any service, to or with any Affiliate or any officer, or employee of any Borrower or any Affiliate except for other transactions with or services rendered to any Affiliate of a Borrower in the ordinary course of business and pursuant to the reasonable requirements of the business of such Affiliate and upon terms found by the board of directors of a Borrower to be fair and reasonable and no less favorable to a Borrower than would be able to obtain in a comparable arms’ length transaction with a Person not affiliated with or employed by a Borrower; provided, however, that Borrowers may in any event pay reasonable compensation to any such employee or officer in the ordinary course of Borrowers’ business consistent and commensurate with industry custom and practice for the services provided by such Person.

Section 7.2 Restricted Payments. Make any Restricted Payment, except that a Borrower may make (a) dividend and distribution payments and (b) payments of principal of and interest on Subordinated Debt not otherwise prohibited under the subordination provisions applicable to such Subordinated Debt, provided immediately prior to and after giving effect to any distribution or payment no Default or Event of Default shall exist.

Section 7.3 Indebtedness. Borrow any monies or create any Debt except: (a) borrowings from WFFPC hereunder; (b) Subordinated Debt; (c) trade indebtedness in the normal and ordinary course of business for value received; and (d) indebtedness and obligations incurred to purchase or lease fixed or capital assets.

Section 7.4 Guaranties. Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except to endorse checks or drafts in the ordinary course of business.

Section 7.5 Nature of Business. Engage in any business other than the business in which such Borrower currently is engaged or make any material change in the nature of the financings which such Borrower extends, including without limiting the generality of the foregoing, matters relating to size, type, term, nature and dollar amount.

Section 7.6 Negative Pledge. Assign, discount, pledge, sell, grant a Lien in or otherwise dispose of or encumber any Receivables or the Collateral except as contemplated by this Agreement. Notwithstanding the foregoing, Borrowers shall be permitted to sell Receivables in an amount not to exceed Five Million Dollars ($5,000,000.00) per fiscal quarter and Lender shall release its interest in such Receivables, provided, that (i) Borrowers provide Lender with at least ten days prior written notice of any sale of Receivables, (ii) no Default or Event of Default has occurred and is continuing and (iii) the proceeds of such sale are paid directly to Lender by wire transfer to be applied against the Obligations, as determined by Lender, in its sole and absolute discretion.

Section 7.7 Investments and Acquisitions. (a) Make any investments in any other firm, entity or corporation; (b) enter into any new business activities or ventures not related to such Borrower’s business existing as of the date of this Agreement; (c) create or form any Subsidiary; or (d) purchase any Property for an amount greater than $1,000,000.

Section 7.8 Compliance with Formula. Permit the aggregate amount of all Advances outstanding at any time to exceed the Borrowing Base.

Section 7.9 Mergers, Sales, Divestitures. Acquire all or substantially all of the assets or shares of stock of or other equity interest in any entity, be a party to any consolidation or merger or sell, transfer or otherwise dispose of any Collateral or all or any substantial part of its Property.

Section 7.10 Use of Proceeds. Use the proceeds of any loan or advance made by WFFPC hereunder for purposes other than in connection with Borrowers’ consumer lending activities.

Section 7.11 Ownership and Management. Allow any Borrower to be owned and controlled directly or indirectly by any Person other than the existing shareholders and senior management that own and control such Borrower as of the date of this Agreement.

Section 7.12 Amendment to Subordinated Debt. Amend or permit the amendment of the documents and instruments evidencing Subordinated Debt or make any prepayment on account of such Subordinated Debt which is not otherwise allowed to be made under the subordination provisions applicable to such Subordinated Debt.

ARTICLE 8

EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default under this Agreement:

Section 8.1 Failure to Make Payments. The failure of Borrowers to make any payment of principal or interest under the Note or this Agreement or any other payment hereunder or in respect of any other Obligation.

Section 8.2 Information, Representations and Warranties. If any financial statement, written information furnished or representation or warranty, certificates, document or instrument made or given by any Borrower herein or furnished in connection herewith shall be false, misleading or incorrect.

Section 8.3 Financial Covenants. The failure of any Borrower to observe, perform or comply with any of the covenants set forth in this Agreement.

Section 8.4 Collateral. If at any time after the grant to WFFPC of a security interest in or Lien upon any Collateral, WFFPC’s interest therein shall for any reason cease to be a valid and subsisting first priority Lien in favor of WFFPC and/or a valid and perfected first priority security interest in and to the Collateral purported to be covered thereby having the priority set forth therein.

Section 8.5 Defaults Under Other Agreements. Any default by any Borrower under any other agreement to which such Borrower is a party and with respect to which the amount claimed exceeds $30,000, singly or in the aggregate.

Section 8.6 Certain Events. The occurrence of any of the following with respect to any Borrower:

(a) Voluntary Proceedings. It shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due as defined in the United States Bankruptcy Code, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing.

(b) Involuntary Proceeding. A proceeding or case shall be commenced against it without its application or consent in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of it, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed or unstayed and in effect, for a period of 30 days, or an order for relief against it shall be entered in an involuntary case under the Bankruptcy Code.

(c) Reportable and Other Events. (i) The occurrence of any Reportable Event which either WFFPC determines in good faith constitutes ground for the termination of any Plan by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment by the United States District Court of a trustee to administer any Plan; (ii) the institution by the PBGC of proceedings to terminate any Plan; or (iii) the failure of Borrower, or any Subsidiary to meet the minimum funding standards established in Section 412 of the Internal Revenue Code of 1986, as amended.

Section 8.7 Possession of Collateral. A judgment creditor of any Borrower shall take possession or file proceedings to attempt to take possession of any of the Collateral by any means including without limitation, by levy, distraint, replevin, self-help, seizure or attachment.

Section 8.8 Credit Documents. An event of default (however defined) shall occur under any Credit Document or under any other security agreement, guaranty, mortgage, deed of trust, assignment or other instrument or agreement securing or supporting any obligation of any Borrower under this Agreement or under the Note.

Section 8.9 Material Adverse Change. A material adverse change in the business, operations, property (including the Collateral), prospects or financial condition of any Borrower shall occur.

ARTICLE 9

REMEDIES OF WFFPC AND WAIVER

Section 9.1 WFFPC’s Remedies. Immediately upon the occurrence of any Event of Default specified in this Agreement, the obligation of WFFPC to make Advances shall terminate and

WFFPC may declare the Loan made pursuant to this Agreement and any other Obligation, together with all accrued interest, immediately due and payable without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrowers hereby expressly waive. Upon such occurrence and/or declaration, WFFPC shall have, in addition to the rights and remedies given to it by the Note and this Agreement and the other Credit Documents, all the rights and remedies of a secured party as provided in the Iowa Uniform Commercial Code (regardless of whether such Code has been adopted in the jurisdiction where such rights and remedies are asserted) and without limiting the generality of the foregoing, and without demand of performance and without other notice (except as specifically required by the Note or this Agreement or the documents executed in connection herewith) or demand whatever to Borrowers all of which are hereby expressly waived, WFFPC may, in addition to all the rights conferred upon it by law, exercise one or more of the following rights successively or concurrently: (a) to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Borrowers hereby expressly waive), (b) to lawfully dispose of the whole or any part of the Receivables or any Collateral, or any other Property, instrument or document pledged as security for any Obligation at public or private sale, without advertisement or demand upon Borrowers, or upon any obligor of Receivables, the Collateral, or any other security, the same being hereby waived, except to the extent otherwise required by law, with the right on the part of WFFPC or their respective nominees to become the purchaser thereof as provided by law absolutely freed and discharged from any equity of redemption, and all trusts and other claims whatsoever; (c) after deduction of all reasonable legal and other costs and expenses permitted by law, including attorneys’ fees, to apply the Collateral or all or any portion of proceeds thereof on account of, or to hold as a reserve against, all Obligations; and (d) to exercise any other rights and remedies available to it by law or agreement. Any remainder of the proceeds after indefeasible satisfaction in full of the Obligations shall be distributed as required by applicable law. Notice of any sale or disposition of Collateral shall be given to Borrowers at least 10 Business Days before any intended public sale or the time after which any intended private sale or other disposition of the Collateral is to be made, which Borrowers agree shall be reasonable notice of such sale or other disposition. Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 8.6(a) or (b) hereof, the Loan made pursuant to this Agreement and all other Obligations, together with all accrued interest, shall be immediately due and payable in full without presentment, demand, or protest or notice of any kind, all of which Borrowers hereby expressly waive.

Section 9.2 Waiver and Release by Borrowers. To the extent permitted by applicable law, each Borrower: (a) waives (i) presentment and protest of the Note and this Agreement or any Receivables held by WFFPC on which any Borrower is any way liable and (ii) notice and opportunity to be heard, after acceleration in the manner provided in Article 9 of this Agreement, before exercise by WFFPC of the remedies of self-help or set-off permitted by law or by any agreement with any Borrower, and except where required hereby or by law, notice of any other action taken by WFFPC; and (b) releases WFFPC and its respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of WFFPC or its respective officers, attorneys, agents and employees, except willful misconduct or gross negligence.

Section 9.3 No Waiver. Neither the failure nor any delay on the part of WFFPC to exercise any right, power or privilege under the Note or this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other further exercise of any right, power or privilege.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Indemnification and Release Provisions. Each Borrower hereby agrees to defend WFFPC and its directors, officers, agents, employees and attorneys from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interests, judgments, costs, or expenses, including without limitation fees and disbursements of attorneys, incurred by any of them arising out of or in connection with or by reason of this Agreement, the making of the Loan or any Collateral, or any other Credit Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Consumer Finance Laws or Environmental Control Statute or the application of any such statute to Borrower’s properties or assets. Each Borrower hereby releases WFFPC and its respective directors, officers, agents, employees and attorneys from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them, other than such loss, damage cost or expense which has been determined by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of WFFPC. All obligations provided for in this Section 10.1 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

Section 10.2 Amendments. Unless otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement nor consent to any departure by Borrowers therefrom shall in any event be effective unless the same shall be in writing and signed by WFFPC.

Section 10.3 APPLICABLE LAW. THIS AGREEMENT AND ALL DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF IOWA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA

Section 10.4 Notices. All communications provided for hereunder shall be in writing and shall be deemed to have been delivered, if delivered in person, or sent by certified mail, postage pre-paid, return receipt requested, by reliable overnight courier or by facsimile, as follows:

If to WFFPC:

Wells Fargo Financial Preferred Capital, Inc.

1760 Market Street, Suite 300

Philadelphia, Pennsylvania 19103

Attn: Mr. William Laird, Senior Vice President

Facsimile: (215) 569-0251

With a copy to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

Attn: Harvey I. Forman, Esquire

Facsimile: (215) 569-5522

If to Borrowers prior to August 15, 2005:

C & F Finance Company

316 East Grace Street

Richmond, Virginia 23219

Attn: Mr. Thomas Cherry

Facsimile: 804-843-2986

If to Borrowers after August 15, 2005:

C & F Finance Company

4660 S. Laburnum Avenue

Richmond, Virginia 23231-2424

Attn: Mr. Thomas Cherry

Facsimile: 804-843-2986

With a copy to:

Hudson & Bondurant, P.C.

P.O. Box 231

West Point, Virginia 23181

Attn: James H. Hudson III, Esquire

Facsimile: (804) 843-4946

or to such other address as any party shall specify to the other party in writing in accordance with this Section 10.4.

Section 10.5 Termination and Release. This Agreement shall not terminate until all amounts due under the Note, this Agreement and any other Credit Document and other Obligations, together with all interest and costs due, shall have been indefeasible paid in full and the Commitment has expired or otherwise has been terminated. Upon such termination and payment, the Collateral securing the Loan, the Note, this Agreement and the other Obligations shall be released from the provisions of this Agreement and any right, title and interest of WFFPC in or to the same shall cease. Thereafter, WFFPC agrees to deliver to Borrowers such documents as Borrowers may reasonably request to release of record any security interest or lien of WFFPC in the Collateral.

Section 10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Signature by facsimile shall bind the parties hereto

Section 10.7 Costs, Expenses and Taxes. Borrowers agree to pay immediately upon demand therefor, all legal fees and out-of-pocket expenses of WFFPC related to the preparation, negotiation, documentation, execution, filing or delivery of this Agreement or any other Credit Document and any and all waivers, amendments or modifications of any of the Credit Documents or any of the terms and provisions thereof and, following any Default or Event of Default hereunder, and, subject to Section 6.3 hereof, any and all audits and required inspections permitted under this Agreement or any other Credit Document. Borrowers shall also pay immediately upon demand therefor all fees (including without limitation, legal fees), costs and other expenses incurred in connection with collection of the Loan, the maintenance or preservation of the security interest in the Collateral, the sale, disposition or other realization on the Collateral, or the enforcement of WFFPC’s rights hereunder or under any Credit Document. In addition, Borrowers shall also pay any and all stamp and other taxes or filing fees payable or determined to be payable in connection with the execution and delivery of the Note and this Agreement, the Collateral and other documents to be delivered hereunder, and agrees to save WFFPC harmless from and against any and all liabilities with respect to or resulting from any delay in payment or omission to pay such taxes.

Section 10.8 Successors and Assigns. This Agreement shall bind and inure to the benefit of each signatory, its successors and assigns, provided, however, that Borrowers may not make an assignment of this Agreement without the prior written consent of WFFPC.

Section 10.9 Effectiveness of Agreement. Anything to the contrary in this Agreement notwithstanding, the provisions hereof shall not be effective until this Agreement is: (a) duly executed, and delivered by authorized officers of Borrowers to WFFPC; and (b) duly signed by an authorized officer of WFFPC.

Section 10.10 JURISDICTION AND VENUE. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN POLK COUNTY, IOWA AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY. BORROWERS AGREE THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWERS.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR WFFPC TO ENTER INTO THIS AGREEMENT.

Section 10.12 REVIEW BY COUNSEL. BORROWERS ACKNOWLEDGE THAT THEY HAVE HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTIONS 10.10 AND 10.11 HEREOF, AND FURTHER ACKNOWLEDGE THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURISDICTION AND VENUE OBJECTION AND JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWERS BY THEIR COUNSEL.

Section 10.13 Exchanging Information. Borrowers understand that employees of WFFPC,

and its Affiliates, Wells Fargo & Company and Wells Fargo Financial, Inc. were involved in the credit decision underlying this Agreement. Borrowers consent to the disclosure of confidential information to such employees of WFFPC, and its Affiliates, Wells Fargo & Company and Wells Fargo Financial, Inc. solely for such purpose and to the disclosure of such confidential information in connection with the administration of this Agreement and the transactions contemplated hereunder and for internal and external audit purposes. WFFPC shall be entitled to provide all information received by WFFPC regarding Borrowers and their Affiliates, on a need to know basis, to WFFPC’s prospective participants in the Loan and Borrowers waive any right of confidentiality they may have with respect to such exchange of such information.

Section 10.14 Acknowledgment of Receipt. Each Borrower acknowledges receipt of a copy of this Agreement, the Note, each Credit Document and each other document and agreement executed by Borrowers in connection with the Agreement or the Obligations.

ARTICLE 11

INTER-BORROWER PROVISIONS

Section 11.1 Certain Borrower Acknowledgments and Agreements.

(a) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive this credit facility on favorable terms granted by this Agreement and other Credit Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure this credit facility which each Borrower may utilize directly and which receive the credit support of the other Borrowers as contemplated by this Agreement and the other Credit Documents.

(b) WFFPC has advised Borrowers that it is unwilling to enter into this Agreement and the other Credit Documents and make available this credit facility extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Credit Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Lender to extend credit pursuant to this Agreement and the other Credit Documents executed in connection herewith (i) because of the desirability to each Borrower of this credit facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Credit Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section 11.1) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section 11.1) is reasonably equivalent to the obligations undertaken pursuant hereto.

(d) Borrower Agent (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section 11. Borrower Agent shall make copies of such records available to WFFPC, upon request.

Section 11.2 Maximum Amount of Joint and Several Liability. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Credit Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Credit Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Loan Credit shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 11.2 were not a part of this Agreement.

Section 11.3 Authorization of Borrower Agent by Borrowers:

(a) Each Borrower hereby irrevocably authorizes Borrower Agent to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of such Borrower under and with respect to any Credit Document and each Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and WFFPC may rely on any notice, request, information supplied by Borrower Agent, every document executed by Borrower Agent in respect of Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

(b) Borrowers acknowledge that the credit facility provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from all Advances hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

Dated the date and year first set forth above

BORROWERS:	C & F FINANCE COMPANY

	By:	/s/ Thomas F. Cherry
	Name:	Thomas F. Cherry
	Title:	Treasurer

LENDER:	WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC.

	By:	/s/ William M. Laird
William M. Laird, Senior Vice President